Exhibit 99.1
News Release
JBT Corporation
70 W. Madison
Suite 4400
Chicago, IL 60602

For Release: Immediate

Investors & Media:	Jeff Scipta	+1 312 861 5930

JBT Corporation Reports Second Quarter 2017 Earnings
Raises Revenue Guidance for Full-year 2017

Second-Quarter 2017 Highlights:

◦	Revenue of $386 million, up 17 percent from prior year period

◦	Inbound orders of $418 million, ahead 36 percent

◦	Acquires PLF International and Aircraft Maintenance Support Services in July 2017

◦	Maintaining full-year 2017 earnings per share guidance of $2.95 - $3.10 while absorbing $0.06 dilution from the two acquisitions

CHICAGO, July 31, 2017-JBT Corporation (NYSE: JBT), a leading global technology solutions provider to high-value segments of the food & beverage industry, today reported results for the second quarter of 2017.
Revenue increased 17 percent from the same period in 2016, comprised of 4 percent organic growth and 13 percent growth from acquisitions. Segment operating profit declined 1 percent year over year. Segment operating profit margin declined 205 basis points to 10.9 percent in the second quarter of 2017, due to a 120 basis point impact from acquisitions, as well as product mix at FoodTech and AeroTech.
Diluted earnings per share from continuing operations was $0.57 for the second quarter of 2017. Diluted earnings per share from continuing operations was $0.63, or $0.67 on an adjusted basis, in the second quarter of 2016.

“JBT delivered solid performance in the second quarter of 2017, with strong new equipment and aftermarket sales growth,” said Tom Giacomini, Chairman, President and Chief Executive Officer. “We were also pleased with orders, with notable year-over-year gains at FoodTech as well as exceptionally strong levels at AeroTech.”

Orders and Backlog
For the second quarter of 2017, inbound orders of $418 million increased 36 percent from the prior year, reflecting a gain of 41 percent at FoodTech and a 26 percent increase at AeroTech. Backlog improved 16 percent from the year-ago period.

Acquisitions

Earlier today, JBT announced the acquisition of PLF International Limited, a provider of powder filling systems for the global food and beverage markets.
“JBT and PLF’s sales collaborations during the past 10 years and complementary products make this combination a natural fit,” said Giacomini. “The addition of PLF expands our presence in the high-value part of the packaging line, serving attractive growth markets.”
On July 3, 2017, JBT acquired Aircraft Maintenance Support Services, Ltd. (AMSS), a manufacturer of military aviation equipment. “The combination will enhance our military product offerings and provide expanded access to foreign militaries,” added Giacomini.
Together, PLF and AMSS are expected to generate revenue of approximately $20 million in 2017, or $45 million on an annualized basis, with earnings dilution of approximately $0.06 per share in 2017, followed by accretion of $0.07 - $0.09 per share in 2018 and $0.10 - $0.12 per share in 2019.

2017 Outlook

“With a strong outlook for the second half of 2017, we are raising our full-year revenue guidance and maintaining the earnings per share guidance range of $2.95 - $3.10 for 2017, while absorbing $0.06 dilution from PLF and AMSS,” said Brian Deck, JBT’s Executive Vice President and Chief Financial Officer.

JBT is raising its revenue growth guidance to 19 to 20 percent for the year, composed of 6 to 7 percent organic growth and approximately 13 percent from acquisitions. Previously, the Company guided to a 16 percent revenue growth rate, with 4 to 6 percent organic growth and 11 percent from acquisitions. At the same time, the Company expects segment margins to be flat to up 25 basis points, down from previous guidance of a 25 to 50 basis point expansion, primarily due to the two July acquisitions.

The Company expects third quarter 2017 earnings of $0.76 - $0.79 per share as it absorbs most of the dilution from the PLF and AMSS acquisitions in the quarter.

Second Quarter 2017 Earnings Conference Call
A conference call is scheduled for 10:00 a.m. EDT on Tuesday, August 1, 2017 to discuss second quarter 2017 financial results. Participants may access the conference call by dialing (877) 201-0168 in the U.S. and Canada or (647) 788-4901 for international callers and using conference ID 43171619, or through the Investor Relations link on our website at http://ir.jbtcorporation.com. An online audio replay of the call will be available on the Company’s Investor Relations website at approximately 1:30 p.m. EDT on August 1, 2017.
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JBT Corporation (NYSE: JBT) is a leading global technology solutions provider to high-value segments of the food & beverage industry with focus on proteins, liquid foods and automated system solutions. JBT designs, produces and services sophisticated products and systems for multi-national and regional customers through its FoodTech segment. JBT also sells critical equipment and services to domestic and international air transportation customers through its AeroTech segment. JBT Corporation employs approximately 5,700 people worldwide and operates sales, service, manufacturing and sourcing operations in more than 25 countries. For more information, please visit www.jbtc.com.
This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. These risks and uncertainties are described under the caption “Risk Factors” in the Company’s most recent Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

JBT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and in millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Revenue	$386.1	$328.8	$730.6	$595.9
Cost of sales	271.3	233.0	518.2	423.3

Gross profit	114.8	95.8	212.4	172.6

Selling, general and administrative expense	77.0	58.0	147.5	111.9
Research and development expense	6.4	5.9	12.7	11.4
Restructuring expense	0.6	1.9	1.0	9.1
Other expense, net	1.1	0.1	1.0	0.6

Operating income	29.7	29.9	50.2	39.6

Net interest expense	3.3	2.2	6.7	4.2
Income from continuing operations before income taxes	26.4	27.7	43.5	35.4
Provision for income taxes	8.1	8.9	7.6	11.4
Income from continuing operations	18.3	18.8	35.9	24.0
Loss from discontinued operations, net of taxes	(0.4)	—	(0.6)	(0.1)
Net income	$17.9	$18.8	$35.3	$23.9

Basic earnings per share:
Income from continuing operations	$0.57	$0.64	$1.16	$0.81
Loss from discontinued operations	(0.01)	—	(0.02)	—
Net income	$0.56	$0.64	$1.14	$0.81

Diluted earnings per share:
Income from continuing operations	$0.57	$0.63	$1.14	$0.80
Loss from discontinued operations	(0.01)	—	(0.02)	—
Net income	$0.56	$0.63	$1.12	$0.80

Weighted average shares outstanding
Basic	31.9	29.4	31.0	29.4
Diluted	32.3	29.8	31.4	29.8

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF DILUTED EARNINGS PER SHARE TO ADJUSTED DILUTED EARNINGS PER SHARE
(Unaudited and in millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Income from continuing operations as reported	$18.3	$18.8	$35.9	$24.0

Non-GAAP adjustments:
Restructuring expense	0.6	1.9	1.0	9.1

Impact on tax provision from Non-GAAP adjustments(1)	(0.2)	(0.6)	(0.3)	(2.9)

Adjusted income from continuing operations	$18.7	$20.1	$36.6	$30.2

Income from continuing operations as reported	$18.3	$18.8	$35.9	$24.0
Total shares and dilutive securities	32.3	29.8	31.4	29.8
Diluted earnings per share from continuing operations	$0.57	$0.63	$1.14	$0.80

Adjusted income from continuing operations	$18.7	$20.1	$36.6	$30.2
Total shares and dilutive securities	32.3	29.8	31.4	29.8
Adjusted diluted earnings per share from continuing operations	$0.58	$0.67	$1.17	$1.01

(1) Impact on tax provision was calculated using the Company’s annual effective tax rate of 31.17% and 32.00%, for 2017 and 2016, respectively.
The above table contains adjusted income from continuing operations and adjusted diluted earnings per share from continuing operations, which are non-GAAP financial measures, and are intended to provide an indication of our underlying ongoing operating results and to enhance investors’ overall understanding of our financial performance by eliminating the effects of certain items that are not comparable from one period to the next. In addition, this information is used as a basis for evaluating our performance and for the planning and forecasting of future periods. This information is not intended to nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP.

JBT CORPORATION
NON-GAAP FINANCIAL MEASURES
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited and in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Net income	$17.9	$18.8	$35.3	$23.9

Loss from discontinued operations, net of taxes	(0.4)	—	(0.6)	(0.1)

Income from continuing operations as reported	18.3	18.8	35.9	24.0

Provision (benefit) for income taxes	8.1	8.9	7.6	11.4
Net interest expense	3.3	2.2	6.7	4.2
Depreciation and amortization	12.9	9.5	25.1	18.1

EBITDA	42.6	39.4	75.3	57.7

Restructuring expense	0.6	1.9	1.0	9.1

Adjusted EBITDA	$43.2	$41.3	$76.3	$66.8

The above table provides net income as adjusted by income taxes, net interest expense and depreciation and amortization expense recorded during the period to arrive at EBITDA. Further, we add back to EBITDA significant expenses that are not indicative of our ongoing operations to calculate an Adjusted EBITDA for the periods reported. Given the Company’s focus on growth through strategic acquisitions, management considers Adjusted EBITDA to be an important non-GAAP financial measure. This measure allows us to monitor business performance while excluding the impact of amortization due to the step up in value of intangible assets, and the depreciation of fixed assets. We use Adjusted EBITDA internally to make operating decisions and believe this information is helpful to investors because it allows more meaningful period-to-period comparisons of our ongoing operating results. This information is not intended to nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP.

JBT CORPORATION
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenue
JBT FoodTech	$278.9	$228.8	$520.5	$406.3
JBT AeroTech	107.1	100.5	210.0	190.6
Other revenue and intercompany eliminations	0.1	(0.5)	0.1	(1.0)
Total revenue	$386.1	$328.8	$730.6	$595.9

Income before income taxes
Segment operating profit(1)
JBT FoodTech	$31.1	$31.0	$51.6	$49.8
JBT AeroTech	10.8	11.4	20.4	19.9
Total segment operating profit	41.9	42.4	72.0	69.7

Corporate expense(1)	(11.6)	(10.6)	(20.8)	(21.0)
Restructuring expense	(0.6)	(1.9)	(1.0)	(9.1)

Operating income	$29.7	$29.9	$50.2	$39.6

Other business segment information

Inbound Orders
JBT FoodTech	$283.0	$201.0	$600.9	$423.7
JBT AeroTech	135.1	106.9	221.4	228.6
Intercompany eliminations/other	—	(0.5)	0.1	(0.9)
Total inbound orders	$418.1	$307.4	$822.4	$651.4

			As of June 30,
			2017	2016
Order Backlog
JBT FoodTech			$427.3	$328.9
JBT AeroTech			242.7	250.7
Total order backlog			$670.0	$579.6

(1) Segment operating profit is defined as total segment revenue less segment operating expenses. Corporate expense, restructuring expense, interest income and expense and income taxes are not allocated to the segments. Corporate expense generally includes corporate staff-related expense, stock-based compensation, pension and other postretirement benefit expenses not related to service, LIFO adjustments, certain foreign currency related gains and losses, and the impact of unusual or strategic events not representative of segment operations.

JBT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in millions)

	June 30,	December 31,
	2017	2016

Cash and cash equivalents	$26.3	$33.2
Trade receivables, net	281.8	260.5
Inventories	198.3	139.6
Other current assets	54.0	51.7
Total current assets	560.4	485.0

Property, plant and equipment, net	220.7	210.2
Other assets	538.5	492.2
Total assets	$1,319.6	$1,187.4

Short-term debt and current portion of long-term debt	$7.6	$7.1
Accounts payable, trade and other	139.4	135.7
Advance and progress payments	129.6	110.5
Other current liabilities	127.1	139.7
Total current liabilities	403.7	393.0

Long-term debt, less current portion	391.9	491.6

Accrued pension and other postretirement benefits, less current portion	85.1	86.1
Other liabilities	36.2	36.8

Common stock and additional paid-in capital	249.8	70.3
Retained earnings	295.0	266.6
Accumulated other comprehensive loss	(142.1)	(157.0)
Total stockholders' equity	402.7	179.9
Total liabilities and stockholders' equity	$1,319.6	$1,187.4

JBT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in millions)

	Six Months Ended
	June 30,
	2017	2016

Cash flows from operating activities:
Income from continuing operations	$35.9	$24.0

Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	25.1	18.1
Other	5.1	9.6

Changes in operating assets and liabilities:
Trade accounts receivable, net	(13.2)	(18.0)
Inventories	(39.9)	(44.4)
Accounts payable, trade and other	(4.0)	3.0
Advance and progress payments	10.6	21.6
Other - assets and liabilities, net	(17.6)	(13.2)

Cash provided by continuing operating activities	2.0	0.7

Cash required by discontinued operating activities	(0.6)	(0.1)

Cash provided by operating activities	1.4	0.6

Cash flows required by investing activities:
Acquisitions, net of cash acquired	(62.1)	(3.2)
Capital expenditures	(17.5)	(20.9)
Other	1.1	1.0

Cash required by investing activities	(78.5)	(23.1)

Cash flows provided by financing activities:
Net proceeds (payments) on credit facilities	(99.2)	30.0
Dividends	(6.4)	(6.0)
Purchase of treasury stock	—	(4.4)
Proceeds form stock issuance, net of stock issuance costs	184.1	—
Other	(9.5)	(1.1)

Cash provided by financing activities	69.0	18.5

Effect of foreign exchange rate changes on cash and cash equivalents	1.2	1.9

Decrease in cash and cash equivalents	(6.9)	(2.1)

Cash and cash equivalents, beginning of period	33.2	37.2

Cash and cash equivalents, end of period	$26.3	$35.1